UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2021

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26901 Malibu Hills Road Calabasas Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (818) 871-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.01 per share	CAKE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Underwriting Agreements

On June 10, 2021, The Cheesecake Factory Incorporated (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with certain underwriters (the “Common Stock Underwriters”) agreeing, subject to customary conditions, to issue and sell 3,125,000 shares of the Company’s common stock to the Common Stock Underwriters. In addition, pursuant to the Common Stock Underwriting Agreement, the Company granted the Common Stock Underwriters an option, which is exercisable within 30 days after June 10, 2021, to purchase up to an additional 468,750 shares of the Company’s common stock. The issuance of 3,125,000 shares of common stock was completed on June 15, 2021.

On June 10, 2021, the Company also entered into an underwriting agreement (the “Note Underwriting Agreement”) with certain underwriters (the “Note Underwriters”) agreeing, subject to customary conditions, to issue and sell $300,000,000 principal amount of the Company’s 0.375% Convertible Senior Notes due 2026 (the “Notes”) to the Note Underwriters. In addition, pursuant to the Note Underwriting Agreement, the Company granted the Note Underwriters an option, which is exercisable within 30 days after June 10, 2021, to purchase up to an additional $45,000,000 principal amount of Notes solely to cover over-allotments. On June 14, 2021, the Note Underwriters exercised such option to purchase an additional $45,000,000 principal amount of Notes. The issuance of $345,000,000 principal amount of Notes was completed on June 15, 2021. The Notes were issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of June 15, 2021, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of June 15, 2021, between the Company and the Trustee.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 0.375% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2021. The Notes will mature on June 15, 2026, unless earlier repurchased, redeemed or converted. Before February 17, 2026, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after February 17, 2026, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will have the right to elect to settle conversions either entirely in cash or in a combination of cash and shares of its common stock. However, upon conversion of any Notes, the conversion value, which will be determined over an “Observation Period” (as defined in the Indenture) consisting of 30 trading days, will be paid in cash up to at least the principal amount of the Notes being converted. The initial conversion rate is 12.7551 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $78.40 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at the Company’s option at any time, and from time to time, on or after June 20, 2024 and on or before the 30th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $150.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $20,000,000; (vi) the rendering of certain judgments against the Company or any of its significant subsidiaries for the payment of at least $25,000,000, where such judgments are not discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

Repurchase and Conversion Agreements

On June 10, 2021, the Company entered into a Repurchase Agreement with RC CAKE 1 LLC, RC CAKE 2 LLC and RC CAKE 3 LLC (the “Repurchase Agreement”) pursuant to which the Company agreed to repurchase 150,000 shares of the Company’s outstanding Series A convertible preferred stock for approximately $447.0 million in cash (the “Repurchase”). On the same date, the Company also entered into a Conversion Agreement with RC Cake Holdings LLC (the “Conversion Agreement”) pursuant to which the holder of the stock agreed to convert the remaining 50,000 shares of the Company’s outstanding Series A convertible preferred stock into 2,400,864 shares of the Company’s common stock and received approximately $10.4 million in cash from the Company in connection with such conversion (the “Conversion”). The Repurchase and the Conversion settled on June 15, 2021.

The above description of the Common Stock Underwriting Agreement, the Note Underwriting Agreement, the Indenture, the Notes, the Repurchase and the Conversion is a summary and is not complete. A copy of the Common Stock Underwriting Agreement, the Note Underwriting Agreement, the Base Indenture, the Supplemental Indenture, the form of the certificate representing the Notes, the Repurchase Agreement and the Conversion Agreement are filed as Exhibits 1.1, 1.2, 4.1, 4.2, 4.3, 10.1 and 10.2 respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Common Stock Underwriting Agreement, the Note Underwriting Agreement, the Base Indenture, the Supplemental Indenture, the Notes, the Repurchase Agreement and the Conversion Agreement set forth in such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of June 10, 2021, between The Cheesecake Factory Incorporated and the representative underwriters named therein, relating to the issuance and sale of common stock.
1.2	Underwriting Agreement, dated as of June 10, 2021, between The Cheesecake Factory Incorporated and the representative of the underwriters named therein, relating to the issuance and sale of 0.375% Convertible Senior Notes due 2026.
4.1	Indenture, dated as of June 15, 2021, between The Cheesecake Factory Incorporated and U.S. Bank National Association, as trustee.
4.2	First Supplemental Indenture, dated as of June 15, 2021, between The Cheesecake Factory Incorporated and U.S. Bank National Association, as trustee.
4.3	Form of certificate representing the 0.375% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.2).
5.1	Opinion of Latham & Watkins LLP.
5.2	Opinion of Latham & Watkins LLP.
10.1	Repurchase Agreement, dated as of June 10, 2021, among The Cheesecake Factory Incorporated and RC CAKE 1 LLC, RC CAKE 2 LLC AND RC CAKE 3 LLC.
10.2	Conversion Agreement, dated as of June 10, 2021, between The Cheesecake Factory Incorporated and RC CAKE HOLDINGS LLC.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
104.1	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2021	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ Matthew E. Clark
Matthew E. Clark
Executive Vice President and Chief Financial Officer